EXHIBIT 99.1

Garmin announces first quarter 2026 results

Company reports record first quarter revenue and operating income

Schaffhausen, Switzerland / April 29, 2026 / PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the first quarter ended March 28, 2026.

Highlights for first quarter 2026 include:

•
Record consolidated revenue of approximately $1.75 billion, a 14% increase compared to the prior year quarter
•
Gross and operating margins expanded to 59.4% and 24.6% respectively, compared to the prior year quarter
•
Record operating income of $432 million, a 30% increase compared to the prior year quarter
•
GAAP EPS of $2.09 and pro forma EPS(1) of $2.08, representing a 29% increase in pro forma EPS compared to the prior year quarter
•
Published our 2025 Garmin inReach® SOS Report, highlighting the important role served by inReach devices in remote communications and emergency response coordination around the globe
•
Fenix® 8 Pro was officially recognized as the “Best Connected Device” at the 2026 Mobile World Congress in Barcelona

(In thousands, except per share information)	13-Weeks Ended
	March 28,	March 29,	YoY
	2026	2025	Change
Net sales	$1,753,489	$1,535,099	14%
Fitness	546,822	384,722	42%
Outdoor	417,530	438,496	(5)%
Aviation	263,841	223,114	18%
Marine	355,016	319,438	11%
Auto OEM	170,280	169,329	1%

Gross profit	1,042,289	884,545	18%
Gross margin %	59.4%	57.6%

Operating Income	431,665	332,824	30%
Operating income %	24.6%	21.7%

GAAP diluted EPS	$2.09	$1.72	22%
Pro forma diluted EPS(1)	$2.08	$1.61	29%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We achieved remarkable financial results during the opening quarter of 2026 in a continuation of the positive trends we have been experiencing over the long term. This strong financial performance is a direct reflection of our impressive lineup of products that are essential to our customers’ lives, and our unique, highly diversified business model. We are very pleased with our results so far, and we look forward to the opportunities ahead as the year continues to unfold.” - Cliff Pemble, President and Chief Executive Officer of Garmin Ltd.

Fitness:

Revenue from the fitness segment increased 42% in the first quarter with growth across all product categories, led by strong demand for advanced wearables. Gross and operating margins were 62% and 29%, respectively, resulting in $158 million of operating income. During the quarter, we launched the VariaTM RearVue 820, our brightest and most powerful radar tail light for cyclists. We also announced a new Connect IQTM messaging app for select smartwatches that allows customers to read, reply and react to WhatsApp messages right from their wrist, and the integration of select wearables with the Natural Cycles birth control and cycle tracking app, empowering women to better understand and manage their reproductive health.

Outdoor:

Revenue from the outdoor segment decreased 5% in the first quarter as we compared against a strong prior year quarter which included the launch of the Instinct® 3 smartwatch family. Gross and operating margins were 67% and 28%, respectively, resulting in $119 million of operating income. During the quarter, we released the Approach® G82 premium GPS handheld with a built-in launch monitor, and the Approach J1, our first GPS watch specifically designed for junior golfers. Also during the quarter, we launched the zūmo® XT3, our newest and most advanced motorcycle-focused GPS device, and CatalystTM 2, a compact device for motorsports that helps high-performance drivers achieve faster times on the track.

Aviation:

Revenue from the aviation segment increased 18% in the first quarter with growth in both the OEM and aftermarket product categories. Gross and operating margins were 75% and 27%, respectively, resulting in $71 million of operating income. During the quarter, Daher unveiled their new TBM 980 single engine turboprop aircraft featuring our G3000® PRIME avionics suite. Also, the HondaJet Elite II was certified by the FAA becoming the first twin-turbine business jet with Garmin Emergency Autoland technology.

Marine:

Revenue from the marine segment increased 11% in the first quarter with broad-based growth across multiple categories. Gross and operating margins were 56% and 26%, respectively, resulting in $91 million of operating income. During the quarter, we launched a new 360-degree scanning sonar system with the revolutionary SpyTM pole, allowing anglers to see a birds-eye view of fish and underwater structure in every direction. Also, we launched the quatix® 8 Pro, our purpose-built nautical smartwatch with inReach technology for two-way satellite and cellular connectivity.

Auto OEM:

Revenue from the auto OEM segment increased 1% during the first quarter with growth primarily driven by infotainment programs. The operating loss narrowed to $6 million in the quarter due to gross profit improvement and lower research and development expenses.

Additional Financial Information:

Total operating expenses in the first quarter were $611 million, a 11% increase over the prior year. Research and development and selling, general and administrative expenses increased 10% and 11%, respectively, driven primarily by personnel related costs.

The effective tax rate in the first quarter was 14.3%, which is comparable to the effective tax rate of 14.5% in the prior year quarter.

In the first quarter of 2026, we generated operating cash flows of $536 million and free cash flow(1) of $469 million. We paid a quarterly dividend of $174 million and repurchased $40 million of the Company’s shares within the quarter, of which $9 million was from the $500 million share repurchase program authorized through December 2028, leaving $491 million remaining in that repurchase program as of March 28, 2026. We ended the quarter with cash and marketable securities of approximately $4.3 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma effective tax rate and free cash flow.

Fiscal Year 2026 Guidance:

We are maintaining our fiscal year 2026 guidance of approximately $7.9 billion revenue and pro forma EPS of $9.35 (see attached discussion on Forward-looking Financial Measures).

Dividend Recommendation:

As announced in February 2026, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 5, 2026, a cash dividend in the total amount of $4.20 per share payable in four equal quarterly installments.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 29, 2026 10:30 a.m. Eastern
Where:	Join a live stream of the call at the following link
https://www.garmin.com/en-US/investors/events/

An archive of the live webcast will be available until April 28, 2027 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2026 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, tariffs and other global trade related impacts, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2025 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2025 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of March 28, 2026. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Approach, fēnix, inReach, G3000, Instinct, and zumo are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Connect IQ, Varia, Catalyst, and Spy are trademarks of Garmin Ltd. or its subsidiaries. Garmin Response is a service mark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 28,	March 29,
	2026	2025
Net sales	$1,753,489	$1,535,099
Cost of goods sold	711,200	650,554
Gross profit	1,042,289	884,545

Research and development expense	295,818	268,120
Selling, general and administrative expenses	314,806	283,601
Total operating expense	610,624	551,721

Operating income	431,665	332,824

Other income (expense):
Interest income	35,974	30,507
Foreign currency gains	3,122	24,760
Other income	1,768	987
Total other income (expense)	40,864	56,254

Income before income taxes	472,529	389,078
Income tax provision	67,451	56,309
Net income	$405,078	$332,769

Net income per share:
Basic	$2.10	$1.73
Diluted	$2.09	$1.72

Weighted average common shares outstanding:
Basic	192,674	192,544
Diluted	193,565	193,717

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 28, 2026	December 27, 2025
Assets
Current assets:
Cash and cash equivalents	$2,289,916	$2,278,646
Marketable securities	411,034	459,202
Accounts receivable, net	940,959	1,253,015
Inventories	1,850,282	1,772,257
Deferred costs	15,324	17,538
Prepaid expenses and other current assets	489,654	467,558
Total current assets	5,997,169	6,248,216

Property and equipment, net	1,383,770	1,375,348
Operating lease right-of-use assets	203,390	196,183
Noncurrent marketable securities	1,612,323	1,396,929
Deferred income tax assets	721,894	718,094
Noncurrent deferred costs	4,046	4,373
Goodwill	750,633	760,241
Other intangible assets, net	186,866	198,362
Other noncurrent assets	92,347	95,923
Total assets	$10,952,438	$10,993,669

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$344,724	$347,493
Salaries and benefits payable	224,693	228,267
Accrued warranty costs	70,932	72,921
Accrued sales program costs	92,504	153,193
Other accrued expenses	233,248	257,651
Deferred revenue	100,843	105,646
Income taxes payable	308,301	381,549
Dividend payable	—	173,351
Total current liabilities	1,375,245	1,720,071

Deferred income tax liabilities	111,744	109,701
Noncurrent income taxes payable	3,645	3,596
Noncurrent deferred revenue	22,530	22,277
Noncurrent operating lease liabilities	167,612	164,835
Other noncurrent liabilities	638	625

Stockholders’ equity:
Common shares, $0.10 par value (194,901 and 194,901 shares authorized and issued; 192,901 and 192,620 shares outstanding)	19,490	19,490
Additional paid-in capital	2,335,119	2,368,670
Treasury shares (1,998 and 2,281 shares)	(415,600)	(406,423)
Retained earnings	7,374,974	6,970,182
Accumulated other comprehensive income (loss)	(42,959)	20,645
Total stockholders’ equity	9,271,024	8,972,564
Total liabilities and stockholders’ equity	$10,952,438	$10,993,669

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 28, 2026	March 29, 2025
Operating Activities:
Net income	$405,078	$332,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40,418	37,463
Amortization	8,707	8,835
Loss (gain) on sale or disposal of property and equipment	42	(15)
Unrealized foreign currency losses (gains)	1,525	(38,983)
Deferred income taxes	3,301	(11,593)
Stock compensation expense	43,323	37,772
Realized (gains) losses on marketable securities	(318)	98
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	301,791	213,089
Inventories	(95,064)	(102,239)
Other current and noncurrent assets	(29,068)	(17,510)
Accounts payable	3,407	(12,629)
Other current and noncurrent liabilities	(90,378)	(57,318)
Deferred revenue	(4,483)	(8,160)
Deferred costs	2,543	4,102
Income taxes	(54,836)	35,107
Net cash provided by operating activities	535,988	420,788

Investing activities:
Purchases of property and equipment	(66,617)	(40,062)
Purchase of marketable securities	(333,342)	(179,827)
Redemption of marketable securities	147,896	88,788
Net payments for acquisitions	—	(2,100)
Other investing activities, net	(307)	599
Net cash used in investing activities	(252,370)	(132,602)

Financing activities:
Dividends	(173,637)	(144,566)
Purchase of treasury shares related to equity awards	(46,839)	(33,144)
Purchase of treasury shares under share repurchase plan	(39,577)	(27,098)
Net cash used in financing activities	(260,053)	(204,808)

Effect of exchange rate changes on cash and cash equivalents	(12,286)	12,672

Net increase in cash, cash equivalents, and restricted cash	11,279	96,050
Cash, cash equivalents, and restricted cash at beginning of period	2,279,360	2,080,154
Cash, cash equivalents, and restricted cash at end of period	$2,290,639	$2,176,204

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Fitness	Outdoor	Aviation	Marine	Auto OEM	Total
13-Weeks Ended March 28, 2026
Net sales	$546,822	$417,530	$263,841	$355,016	$170,280	$1,753,489
Gross profit	338,522	277,943	197,309	197,376	31,139	1,042,289
Operating income (loss)	157,620	118,791	70,934	90,757	(6,437)	431,665

13-Weeks Ended March 29, 2025
Net sales	$384,722	$438,496	$223,114	$319,438	$169,329	$1,535,099
Gross profit	220,142	282,536	167,902	183,933	30,032	884,545
Operating income (loss)	77,712	128,788	48,356	86,865	(8,897)	332,824

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended
	March 28,	March 29,	YoY
	2026	2025	Change
Net sales	$1,753,489	$1,535,099	14%
Americas	821,629	745,733	10%
EMEA	656,844	568,953	15%
APAC	275,016	220,413	25%

Americas - North America & South America; EMEA - Europe, Middle East & Africa; APAC - Asia Pacific & Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is occasionally impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first quarter of 2026 and 2025 there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended
	March 28,	March 29,
	2026	2025
GAAP net income	$405,078	$332,769
Foreign currency gains / losses(1)	(3,122)	(24,760)
Tax effect of foreign currency gains / losses(2)	446	3,583
Pro forma net income	$402,402	$311,592

GAAP net income per share:
Basic	$2.10	$1.73
Diluted	$2.09	$1.72

Pro forma net income per share:
Basic	$2.09	$1.62
Diluted	$2.08	$1.61

Weighted average common shares outstanding:
Basic	192,674	192,544
Diluted	193,565	193,717

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains was calculated using the effective tax rates of 14.3% for the 13-weeks ended March 28, 2026 and 14.5% for the 13-weeks ended March 29, 2025.

Free cash flow

Management believes free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended
	March 28,	March 29,
	2026	2025
Net cash provided by operating activities	$535,988	$420,788
Less: purchases of property and equipment	(66,617)	(40,062)
Free cash flow	$469,371	$380,726

Forward-looking Financial Measures

The forward-looking financial measures in our 2026 guidance include certain economic assumptions such as foreign currency exchange rates and tariffs which are fluid and can rapidly change favorably or unfavorably.

The forward-looking financial measures in our 2026 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.01 per share for the 13-week period ended March 28, 2026.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2026, estimate the impact of any such items, or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.